Filed pursuant to Rule 424(b)(3)

Registration No. 333- 256116

SUPPLEMENT NO. 1

(to proxy statement / prospectus

dated July 23, 2021)

BLUE WATER ACQUISITION CORP.

This Supplement No. 1 to the proxy statement / prospectus of Blue Water Acquisition Corp. (“Blue Water,” “we,” “our” or “us”) dated July 23, 2021 (the “Original Prospectus”) is being filed solely for the purpose of supplementing and updating the information contained in the Original Prospectus, relating to the special meeting of the stockholders of Blue Water described therein (the “special meeting”), to change the date of the special meeting from Thursday, August 12, 2021 to Friday, August 27, 2021.

As a result of this change, the special meeting will now be held at 10:00 a.m., Eastern Time, on August 27, 2021, exclusively via a live audio webcast at https://www.cstproxy.com/bluewateracquisition/2021.

Also as a result of the change of the date for the special meeting, the date and time by which stockholders seeking to exercise redemption rights must tender their public shares physically or electronically and submit a request in writing that we redeem their public shares for cash to our transfer agent, Continental Stock Transfer & Trust Company, is being extended to 5:00 p.m., Eastern Time, on August 25, 2021 (two business days before the special meeting).

Other than as set forth in this supplement, the information contained in the Original Prospectus, including the proposals described therein, remain unchanged. On or about July 28, 2021, we mailed the Original Prospectus to holders of record of our common stock as of the close of business on July 16, 2021. This supplement should be read in conjunction with the Original Prospectus, which contains important information about Blue Water, the special meeting and the proposals on which our stockholders are being asked to vote at the special meeting, including, without limitation, those proposals relating to the proposed business combination contemplated by the Agreement and Plan of Merger, dated as of April 27, 2021, as amended, by and among Blue Water, Blue Water Merger Sub Corp., and Clarus Therapeutics, Inc. If there is any inconsistency between the information in the Original Prospectus and this supplement, you should rely on the information in this supplement. We urge you to read the Original Prospectus carefully.

We will continue to solicit proxies from stockholders during the period prior to the special meeting. Only the holders of our common stock as of the close of business on July 16, 2021, the record date for the special meeting, are entitled to vote at the special meeting.

The date of this supplement is August 11, 2021